Exhibit 99.1

IDEC PHARMACEUTICALS REPORTS SECOND QUARTER 2003 RESULTS

Rituxan Sales Increase 28% and Total Revenues Increase 27% Over Second Quarter 2002; $20 Million Payment for anti-CD20 Antibody Development Made to Genentech

SAN DIEGO, California, (July 17, 2003): IDEC Pharmaceuticals Corporation (Nasdaq: IDPH) today announced its financial results for the second quarter ended June 30, 2003.  Net income was $28.8 million, or $0.17 per share on a diluted basis, compared to $35.4 million, or $0.20 per share on a diluted basis, for the same period in 2002.  Net income for the second quarter of 2003 includes a $20 million one-time signing payment ($12.4 million after tax) made to Genentech, Inc. in association with the new anti-CD20 antibody development collaboration between IDEC and Genentech announced on June 20, 2003.  The signing payment to Genentech was recorded to research and development expense in the second quarter of 2003.  Excluding the one-time signing payment to Genentech, net income for the second quarter of 2003 would have been $41.2 million, or $0.24 per share on a diluted basis, a 20% increase on a per share basis over the same period in 2002.  (See accompanying table for a reconciliation of reported GAAP results to non-GAAP results.)

Total revenues for the second quarter ended June 30, 2003 were $123.6 million, compared to $97.1 million for the second quarter of 2002.  Revenues for the second quarter of 2003 included $118.4 million recorded for IDEC’s joint business arrangement with Genentech for the commercialization of Rituxan® (Rituximab), which IDEC copromotes in the U.S. with Genentech, compared to $92.5 million for the second quarter of 2002.  Revenues in the second quarter of 2003 also included $5.0 million in U.S. net sales of Zevalin® (ibritumomab tiuxetan), which IDEC markets alone in the U.S. and was launched in April 2002, compared to $3.3 million for the second quarter of 2002.

Rituxan Revenues

U.S. net sales of Rituxan in the second quarter of 2003, as recorded by Genentech, were $328 million compared to $257 million for the same period in 2002.

“We were very pleased with the performance of Rituxan in the second quarter,” said William R. Rohn, IDEC’s president and chief operating officer. “Net U.S. sales increased $71 million in the second quarter, representing a 28 percent increase from the same quarter last year.”

IDEC’s royalty revenue on sales of Rituximab outside the U.S. is based on Roche’s and Zenyaku’s end-user sales and is recorded with a one-quarter lag.  IDEC recognized, during the second quarter of 2003, $13.9 million in royalties from Roche’s and Zenyaku’s end-user sales during the first quarter of 2003.

Revenues from unconsolidated joint business reflect the financial results from the commercialization of Rituxan by IDEC and Genentech.  Revenues from unconsolidated joint business includes various revenues associated with Rituxan commercialization such as IDEC’s share of pretax copromotion profits, reimbursements from Genentech for IDEC’s Rituxan-related sales force and development expenses, and royalty revenues on sales of Rituximab outside the United States by Roche and Zenyaku.  Roche has marketing rights to Rituximab outside of the U.S., and copromotes Rituxan in Japan with Zenyaku.

Operating Costs and Expenses

Operating costs and expenses for the second quarter of 2003 increased to $80.4 million from $47.1 million for the second quarter of 2002.  The higher 2003 operating expenses are primarily the result of the $20 million one-time signing payment made to Genentech, the write-off of $3.1 million of Zevalin commercial inventory that did not meet quality specifications, increased legal expenses to protect IDEC’s intellectual property rights, and increased sales and marketing expenses to support commercialization of Zevalin.

Cash Position

IDEC ended the second quarter of 2003 with cash, cash equivalents and securities available-for-sale totaling $1.5 billion.

General Information

IDEC Pharmaceuticals Corporation is a leader in the discovery, development, and commercialization of targeted immunotherapies for the treatment of cancer and autoimmune diseases. IDEC discovered and developed the first commercially available radioimmunotherapy product (Zevalin) approved in the United States, which is used to treat certain non-Hodgkin’s lymphomas.  IDEC also discovered and, with co-promotion partner Genentech, Inc., developed the first monoclonal antibody product (Rituxan) approved in the United States for the treatment of cancer. Rituxan is approved in over 70 countries worldwide and is also used to treat various types of non-Hodgkin’s lymphomas.  IDEC is a San Diego based, integrated biopharmaceutical company with multiple products in clinical stage development and strategic alliances in a variety of research platforms.

Today, interested parties can access a live webcast of management’s discussion of second quarter of 2003 results at IDEC’s website (http://www.idecpharm.com) at 1:30 p.m. Pacific Standard Time. The webcast will be archived on the IDEC website. For a menu of IDEC’s current news releases and quarterly reports or to retrieve a specific release, call (888) 329-2309.

The statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ from

IDEC’s expectations. For example, the risk factors listed from time to time in IDEC’s SEC filings including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2003, may affect the actual results achieved by IDEC. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

IDEC Pharmaceuticals, Rituxan and Zevalin are registered U.S. trademarks of the company. The company’s headquarters are located at 3030 Callan Road, San Diego, CA 92121.

IDEC PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2003	2002	2003	2002
Revenues:
Product sales	$4,980	$3,300	$10,642	$3,300
Revenues from unconsolidated joint business	118,365	92,455	229,276	170,637
Corporate partner revenues	217	1,376	890	2,935
Total revenues	123,562	97,131	240,808	176,872
Operating costs and expenses:
Cost of sales	3,791	889	4,643	889
Research and development	47,440	22,980	76,827	42,229
Selling, general and administrative	29,187	23,224	53,052	42,067
Total operating costs and expenses	80,418	47,093	134,522	85,185
Income from operations	43,144	50,038	106,286	91,687
Interest income, net	3,253	4,397	6,563	8,399
Income before income taxes	46,397	54,435	112,849	100,086
Income taxes	17,631	19,052	42,883	35,030
Net income	$28,766	$35,383	$69,966	$65,056

Earnings per share:
Basic	$0.19	$0.23	$0.45	$0.42
Diluted	$0.17	$0.20	$0.41	$0.37

Shares used in calculation of earnings per share:
Basic	155,171	152,827	154,924	153,128
Diluted	178,308	179,515	178,066	180,965

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands)

(Unaudited)

	June 30,	December 31,
	2003	2002
ASSETS
Cash, cash equivalents and securities available-for-sale	$1,450,693	$1,447,865
Due from related parties	103,729	100,288
Property and equipment, net	368,503	264,537
Other	235,652	246,999
Total assets	$2,158,577	$2,059,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$52,246	$56,225
Non-current liabilities	906,200	893,774
Stockholders’ equity	1,200,131	1,109,690
Total liabilities and stockholders’ equity	$2,158,577	$2,059,689

This earnings release includes financial information presented on a non-GAAP basis within the meaning of SEC Regulation G. IDEC believes that this presentation of non-GAAP results provides useful information to both management and investors by providing a better comparison of ongoing operating results and trends. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the non-GAAP financial measure with the most directly comparable GAAP-based financial measure.

IDEC PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data)

(Unaudited)

	Three months
	ended June 30,
	2003	2002
Net income — GAAP basis	$28,766	$35,383
Adjustment:
One-time signing payment made to Genentech, net of related tax effect	12,400	—
Net income — non-GAAP basis	$41,166	$35,383

Diluted earnings per share — GAAP basis	$0.17	$0.20
Adjustment:
One-time signing payment made to Genentech, net of related tax effect	0.07	—
Diluted earnings per share — non-GAAP basis	$0.24	$0.20

For further information contact:

Vince Reardon

Director, Corporate Communications

(858) 431-8656